 Exhibit 10.5

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 21, 2026 and made effective as of August 24, 2026 (the “Effective Date”), by and between Expion Energy, Inc., a Nevada corporation with its principal place of business at 2025 SW Deerhound Avenue, Redmond, OR (the “Company”), and Kevin Sellers (“Executive”).

RECITALS

WHEREAS, the Company desires to retain Executive as the Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive desire to set forth the terms of Executive’s employment as Chief Executive Officer.

WHEREAS, effective as of the date hereof, the Company has entered into an Exploration Agreement (the “Exploration Agreement”) with [***] [(“Target”)], and the other parties thereto, which governs the parties’ respective rights and obligations with respect to the Prospect, with the intent of facilitating the testing of the formation within the AMI (capitalized terms used and not defined herein have the meanings given to them in the Exploration Agreement).

WHEREAS, each party represents and warrants that it has the legal right, power, and authority to enter into this Agreement and to perform all of its obligations hereunder. The individual executing this Agreement on behalf of the Company represents and warrants that he or she has been duly authorized to execute and deliver this Agreement on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Employment. As of the Effective Date, the Company shall employ Executive, and Executive hereby accepts such employment as the Chief Executive Officer upon the terms and conditions set forth in this Agreement. Executive will be employed as an at-will employee of the Company. Subject to the provisions of Section 5, as an at-will employee, Executive is free to terminate his employment with the Company at any time, for any reason, and the Company has the right to terminate Executive’s employment at any time, for any reason. Although the Company may choose to terminate Executive’s employment for Cause at any time following the Effective Date, Executive’s employment is at-will and Cause is not required.

2. Position, Duties, Authority, and Policies.

(a) Executive Position. During Executive’s employment, Executive shall serve as the Chief Executive Officer of the Company. In such position, Executive shall have such duties, functions, responsibilities and authority as shall be determined from time to time by the Company’s board of directors (the “Board”) consistent with Executive’s position and title. Executive shall report directly to the Board. Executive shall be an executive officer of the Company and shall be subject to all Company policies relating to executive officers, including the Company’s insider trading policy and all securities law reporting requirements.

(b) Board Position. Executive shall be appointed to serve on the Board effective as of the Effective Date. From time to time, Executive shall serve on such other governing bodies of the Company or its subsidiaries (the “Company Group”) as may be agreed to between the Board and Executive, and may be removed from any such position (including from the Board) consistent with the terms of the Company’s governing documents.

(c) Time Commitments. Executive will devote such reasonable amount of Executive’s business time and best efforts to the operation and oversight of the business of the Company Group and performance of Executive’s duties hereunder (excluding periods of vacation, approved time off or leave of absence) as Executive and the Board shall deem necessary for the operation of the Company’s business, and will not, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed), (i) serve as an officer or director for, or take a management role with respect to, any other business that is directly competitive with the business of the Company as conducted from time to time, or (ii) engage in any other business activities that could conflict with Executive’s duties or services to the Company Group. Nothing in this Section 2 shall limit the scope of the non-competition provisions set forth in Section 6. Executive shall be subject to the terms and conditions of the Company Group’s employee policies and codes of conduct as in effect from time to time to the extent not inconsistent with this Agreement. For the sake of clarity, Executive shall be entitled to perform the Excluded Activities (as defined on Exhibit II) if and to the extent they do not prevent Executive from otherwise complying with the terms of this Section.

3. Compensation.

(a) Base Salary. During Executive’s employment, the Company shall pay (or cause to be paid) to Executive a base salary (“Base Salary”) at the annual rate of $285,000, payable in regular installments in accordance with the usual payment practices of the Company Group. Executive’s Base Salary shall automatically increase (i) to the annual rate of $315,000 upon the timely submission of the Company’s Annual Report on Form 10-K for the year ending December 31, 2026, and (ii) to $400,000 upon confirmation that the Well has achieved a production test rate of at least ten (10) MMCFEPD,

Executive’s Base Salary shall be subject to increase but not decrease, as may be determined in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee shall review Executive’s total compensation (including Base Salary, Annual Bonus, and equity compensation) no less frequently than annually, taking into account peer company data, Company performance, individual performance, and such other factors as it deems appropriate. The results of such review shall be communicated to Executive in writing.

(b) Bonuses. Commencing with the fiscal year ending December 31, 2026, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) with a target amount equal to seventy-five percent (75.0%) of the Base Salary for the relevant fiscal year (prorated for the actual term of employment during 2026) (the “Target Bonus”) based on the achievement of performance milestones (e.g., operational hurdles, financial conditions, etc.) established annually by the Board or the Compensation Committee, in consultation with Executive. Such performance milestones shall be established no later than September 30, 2026 for the Target Bonus to be paid in respect of 2026, and shall be established no later than March 31 of each applicable fiscal year thereafter. The actual Annual Bonus payable may be greater or less than the Target Bonus depending on the level of achievement of such performance milestones. Any Annual Bonus shall be paid to Executive, in cash, within two and one-half (2.5) months after the end of the applicable fiscal year. No Annual Bonus shall be payable in respect of any fiscal year in which Executive’s employment is terminated, except to the extent provided in Section 5.

(c) Equity Awards. Upon Executive’s commencement of employment, the Company shall grant Executive 50,000 restricted stock units as an inducement award pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Equity Award”), which has been approved by the Compensation Committee. The Equity Award will be evidenced by an award agreement (the “Award Agreement”) materially consistent with the award agreements utilized to issue awards pursuant to the Company’s 2021 Incentive Award Plan (the “Plan”). The Equity Award shall vest as follows: twenty-five percent (25%) of the shares shall vest on the first (1st) anniversary of the grant date, and the remaining seventy-five percent (75%) of such shares shall vest in twelve (12) equal quarterly installments thereafter, in each case subject to Executive’s continued employment through each applicable vesting date, unless otherwise provided in the applicable Award Agreement, provided, however, the Equity Award shall become fully vested immediately prior to any Change of Control (to be defined in the Equity Award and consistent with the definition in the Plan) and all forfeiture restrictions on the Equity Award shall immediately lapse. Except as otherwise provided in Section 5, the treatment of the Equity Award upon any termination of Executive’s employment shall be governed exclusively by the terms of the Award Agreement. Executive shall be entitled to additional equity awards consistent with other senior executive officers on an annual or other basis as determined by the Board or an authorized committee thereof. The Equity Award will be registered with the Securities and Exchange Commission in the same registration statement on Form S-8 in which the Company registers additional shares for issuance pursuant to the Plan, and in any event shall be registered no later than December 31, 2026.

(d) Company Transaction Bonus. In the event of a Sale Transaction, the Company shall pay to Executive a cash bonus (the “Company Transaction Bonus”) calculated on a marginal basis according to the following tiers applied to the Sale Consideration:

(i) zero percent (0.0%) of the portion of the Sale Consideration up to and including $20,000,000;

(ii) five percent (5.0%) of the portion of the Sale Consideration in excess of $20,000,000 up to and including $100,000,000;

(iii) four percent (4.0%) of the portion of the Sale Consideration in excess of $100,000,000 up to and including $200,000,000;

(iv) three percent (3.0%) of the portion of the Sale Consideration in excess of $200,000,000 up to and including $500,000,000; and

(v) two percent (2.0%) of the portion of the Sale Consideration in excess of $500,000,000.

For illustrative purposes, if the Sale Consideration equals $50,000,000, the Company Transaction Bonus would be calculated as follows: $0 on the first $20,000,000 (at 0.0%) plus $1,500,000 on the remaining $30,000,000 (at 5.0%), for a total Company Transaction Bonus of $1,500,000.

The Company Transaction Bonus shall be paid to Executive as follows: (x) the portion of the Company Transaction Bonus attributable to Sale Consideration actually received at the closing of the Sale Transaction in cash shall be paid within thirty (30) days following such closing; (y) the portion of the Company Transaction Bonus attributable to Sale Consideration received after the closing (e.g., earn-out payments, deferred payments, escrow releases, or other contingent amounts) shall be calculated and paid separately within thirty (30) days following actual receipt of each such payment or tranche by the Company or the stockholders of the Company, as applicable; and (z) the portion of the Company Transaction Bonus attributable to Sale Consideration initially received as non-cash consideration (including equity securities, promissory notes, real or personal property, licenses, royalty streams, or other property) shall be calculated and paid separately within thirty (30) days following the Company’s receipt of cash upon the sale, transfer, disposition or payment in respect of such non-cash consideration; provided, however, that in no event shall any portion of the Company Transaction Bonus be paid later than the date that is two and one-half (2½) months following the end of the fiscal year in which the applicable Sale Consideration is actually received. Payment of the Company Transaction Bonus is contingent upon Executive’s continuous employment with the Company through the closing date of the Sale Transaction, except that, notwithstanding any other provision of this Agreement, including Section 5, Executive shall remain eligible to receive the Company Transaction Bonus notwithstanding a termination of Executive’s employment within twelve (12) months prior to the closing of the Sale Transaction if such termination is: (A) by the Company without Cause, as defined in Section 5(b)(ii); or (B) by Executive for Good Reason, as defined in Section 5(d)(ii), provided that, in each case, the particular Sale Transaction had been approved by the Board and substantive work had completed towards the completion of the Sale Transaction prior to the termination of Executive’s employment.

(e) Definitions. For purposes of this Section:

(i) “Sale Transaction” means any transaction, arrangement, or series of related transactions or arrangements pursuant to which: (A) the Company engages in any merger, consolidation, or similar business combination (whether or not the Company is the surviving entity), and immediately following such transaction the stockholders of the Company immediately prior to such transaction cease to own at least fifty percent (50%) of the combined voting power of the Company or the surviving entity; (B) all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, are sold, transferred, or otherwise disposed of (other than sales of inventory in the ordinary course of business); (C) any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires (or has acquired during the six (6)-month period ending on the date of the most recent acquisition by such person or group) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or (D) the Company or [Target] receives proceeds from the sale, assignment, transfer, conveyance, lease, farmout, or other disposition of [Target’s] assets (other than sales of inventory or equipment in the ordinary course of business). Notwithstanding the foregoing, “Sale Transaction” shall not include: (w) any transaction or series of transactions undertaken solely for the purpose of changing the Company’s form of organization or the jurisdiction of its organization (including any reincorporation, conversion, or reorganization); (x) any issuance or sale of equity securities of the Company or any subsidiary for capital-raising purposes (including any public or private offering, PIPE transaction, or similar financing), provided that such transaction does not result in any person or group acquiring more than fifty percent (50%) of the combined voting power of the Company’s outstanding securities; (y) any transaction solely between or among the Company and one or more of its wholly-owned subsidiaries, or solely between or among two or more wholly-owned subsidiaries of the Company, or (z) with respect to clause (D), any agreement or arrangement resulting in gross proceeds of less than $2,500,000.

(ii) “Sale Consideration” means, in the case of a Sale Transaction, the aggregate value of all consideration actually received by the Company or the stockholders of the Company, as applicable, at or following the closing of the Sale Transaction, determined as follows: (A) cash consideration shall be valued at the amount actually received; (B) earn-out payments, milestone payments, deferred payments, and other contingent consideration shall be included in Sale Consideration only when, and to the extent, actually received by the Company, or the stockholders of the Company, as applicable, and the Company Transaction Bonus attributable to any such deferred or contingent amounts shall be calculated and paid separately within thirty (30) days following actual receipt of each such payment; (C) escrow amounts, holdbacks, and other amounts subject to indemnification provisions shall be included in Sale Consideration only when, and to the extent, released to the Company, or the stockholders of the Company, as applicable; (D) the value of any non-cash consideration (including equity securities, promissory notes, real or personal property, licenses, royalty streams, or other property) shall be determined as follows: (1) publicly traded equity securities shall be valued based on the volume-weighted average trading price for the twenty (20) trading days immediately preceding the closing date; (2) royalty streams and license arrangements shall be valued based on the net present value of projected payments over the initial term, using a discount rate equal to the prime rate as published by the Wall Street Journal on the closing date plus three percent (3.0%), as determined by an independent third-party appraiser selected by the Board; (3) promissory notes shall be valued at their face amount, provided that if any such note is subsequently collected in an amount less than its face amount, the Sale Consideration shall be recalculated accordingly and any overpayment of the Company Transaction Bonus shall be promptly refunded by Executive to the Company; and (4) all other non-cash consideration (including equity in a private company, intellectual property, services, or other property) shall be valued at its fair market value as of the closing date, as determined by an independent third-party appraiser selected by the Board. All determinations under this Section shall be made by the Board in good faith.

(f) Clawback. Notwithstanding any other provision of this Agreement, any incentive-based compensation paid to Executive pursuant to this Agreement shall be subject to clawback, forfeiture, or recoupment to the extent required by applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act), applicable stock exchange listing standards, or any clawback policy adopted by the Company or the Board from time to time.

4. Benefits.

(a) General. During Executive’s employment, Executive shall be entitled to participate in the retirement, health and welfare benefit plans, practices, policies and arrangements of the Company Group as in effect from time to time (collectively, “Employee Benefits”), on terms and conditions no less favorable than each of the Employee Benefits are made available to any other senior executive of the Company Group (other than with respect to any terms and conditions specifically determined under this Agreement, the benefits for which shall be determined instead in accordance with this Agreement). For the avoidance of doubt, no new benefit plans shall be required to be adopted in connection with Executive’s appointment.

(b) Vacation. Executive shall be entitled to four (4) weeks’ paid vacation pursuant to the applicable Company vacation policy, plan or regular practice, as may be modified from time to time.

(c) Reimbursement of Business Expenses. During Executive’s employment, the Company shall reimburse Executive for reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then-prevailing business expense policy (which shall include appropriate itemization and substantiation of expenses incurred); provided that reimbursement for travel expenses incurred by Executive in the performance of Executive’s duties hereunder shall be made in accordance with the travel policy of the Company, which, with respect to Executive, shall be consistent with the travel policy in effect for Executive as of immediately prior to the Effective Date. The Company shall reimburse Executive within fifteen (15) days of submitting an invoice for any such costs and expenses. Executive shall be entitled to the perquisites set forth on Exhibit I.

5. Termination.

(a) General. Executive’s employment hereunder may be terminated by either party at any time and in the manner set forth in this Section 5; provided that if Executive resigns for any reason other than Good Reason (as defined below) Executive shall give the Company at least sixty (60) days’ advance written notice (the “Notice Period”) of such termination. The provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with Company, provided that (i) the potential for Executive to receive a Company Transaction Bonus shall be governed by Section 3, and (ii) Executive’s rights under any equity plan, equity incentive award agreement or other employee benefit plan that provides for rights (other than severance payments) upon termination of employment shall, in each case, be governed exclusively by such plan or agreement, as applicable.

(b) By the Company for Cause or by Executive without Good Reason.

(i) Executive’s employment hereunder (A) may be terminated by the Company for Cause (as defined below) with immediate effect and (B) shall terminate automatically upon the effective date (following the Notice Period) of Executive’s resignation for any reason other than Good Reason.

(ii) For purposes of this Agreement, “Cause” shall mean (A) any willful act or omission that constitutes a material breach by Executive of any of Executive’s material obligations under this Agreement; (B) the willful and continued failure or refusal of Executive to substantially perform the material duties reasonably required of Executive as an employee of the Company Group; (C) Executive’s commission or conviction of, or plea of guilty or nolo contendere to: (1) a felony, or (2) a crime involving fraud or moral turpitude (or any other crime relating to the Company Group which would reasonably be expected to be materially injurious to the Company Group); provided that if the Company terminates Executive’s employment and withholds payments or benefits to Executive on the assertion that Executive committed a felony or crime described in this clause and Executive is subsequently acquitted of such felony or crime, then the Company shall promptly pay to Executive an amount sufficient to restore Executive to the same economic position Executive would have been in had Executive’s termination of employment been without Cause (including by paying an amount in severance that Executive would have been entitled to under this Agreement); (D) Executive’s willful theft, dishonesty or other misconduct that would reasonably be expected to be injurious to the Company Group; (E) Executive’s willful and unauthorized use, misappropriation, destruction or diversion of any material or intangible asset of the Company Group (including, without limitation, Executive’s willful and unauthorized use or disclosure of the Company Group’s confidential or proprietary information) that would reasonably be expected to be materially injurious to the Company Group; (F) any violation by Executive of any law regarding employment discrimination or sexual harassment that would reasonably be expected to be materially injurious to the Company Group; provided that a termination of Executive’s employment for Cause that is susceptible to cure shall not be effective unless the Company first gives Executive written notice of its intention to terminate and the grounds for such termination, and Executive has not, within thirty (30) days following receipt of such notice, cured such Cause.

(iii) If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) reimbursement, within thirty (30) days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided that such claims for such reimbursement are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment; and

(C) such Employee Benefits (other than with respect to severance benefits), if any, to which Executive may be entitled, payable in accordance with the terms and conditions of the Company’s equity plans or other Company plans, program and policies (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iv) If Executive resigns for any reason other than Good Reason, provided that Executive will be required to comply with the Notice Period requirement in Section 5(a), Executive shall be entitled to receive the Accrued Rights and shall have no further rights to compensation or any other benefits under this Agreement. During the Notice Period, and subject to the following sentence, Executive shall continue to perform Executive’s duties and obligations under Section 2 hereto as reasonably requested by the Company, and shall receive the Base Salary and Employee Benefits. In lieu of all or any portion of the Notice Period, the Company, at its sole election, may elect to pay to Executive the Base Salary in lieu of notice (in which case, Executive’s employment shall terminate on the date elected by the Company) or the Company may elect to place Executive on “garden leave” during the Notice Period (such period, if elected, the “Garden Leave Period”). If such Garden Leave Period is elected by the Company, then during the Garden Leave Period, Executive shall (A) remain an employee of the Company but not be required to perform any duties for the Company or attend work and (B) be eligible for continued Base Salary and medical and other employee benefits, but no other compensation, including no incentive compensation or continued vesting in equity incentives or other awards during the Garden Leave Period. Following such resignation by Executive for any reason other than Good Reason, except as set forth in this Section 5(b)(iv), Executive shall have no further compensation or any other benefits under this Agreement.

(c) Disability or Death.

(i) Executive’s employment hereunder shall terminate automatically on Executive’s death. In the event of Executive’s Disability (as defined below), the Company shall be entitled to terminate Executive’s employment hereunder. During any period that Executive is unable to perform Executive’s duties hereunder as a result of a disability prior to the termination of Executive’s employment for Disability, Executive shall continue to receive Executive’s full Base Salary set forth in Section 3(a) and Employee Benefits set forth in Section 4(a) until Executive’s employment is terminated pursuant to this Section 5(c)(i). For purposes of this Agreement, “Disability” shall mean any medically determinable physical or mental impairment resulting in Executive’s inability to engage in any substantial gainful activity, where such impairment can be expected to result in death or can be expected to last for a continuous period of inability to engage in any substantial gainful activity of not less than twelve (12) months.

(ii) Upon termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability, Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) any Annual Bonus earned, but unpaid, as of the date of termination, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement);

(C) any Company Transaction Bonus on any Sale Transaction earned, but unpaid, as of the date of termination; and

(D) subject to Executive’s continued compliance in all material respects with Section 6 and Section 7 hereof and the execution and non-revocation of a general release of claims in a form approved by the Company (the “Release”) in accordance with Section 5(e) by Executive or Executive’s estate, survivors or beneficiaries (as the case may be), a pro-rated portion of Executive’s Annual Bonus for the fiscal year in which such termination occurs, determined by multiplying the actual Annual Bonus Executive would have earned absent Executive’s termination of employment based on the achievement of the actual performance objectives and targets for such fiscal year, by a fraction, (x) the numerator of which equals the number of days during such fiscal year that Executive was employed by the Company up to and including the date of termination of Executive’s employment and (y) the denominator of which is the number of days in such fiscal year, paid in accordance with Section 3(b).

Following such termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability, except as set forth in this Section 5(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) By the Company Without Cause (other than by reason of death or Disability) or Resignation by Executive for Good Reason.

(i) If Executive’s employment is terminated by the Company without Cause (other than as described in Section 5(c)) or by Executive for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) any Annual Bonus earned, but unpaid, as of the date of termination, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement)

(C) any Company Transaction Bonus on any Sale Transaction earned, but unpaid, as of the date of termination, and any Company Transaction Bonus on any Sale Transaction that occurs within the twelve (12) months following the date of termination provided the conditions in Section 3(d) are satisfied; and

(D) subject to Executive’s continued compliance in all material respects with Section 6 and Section 7 hereof, and the execution and non-revocation of the Release in accordance with Section 5(e) by Executive, the Company shall pay Executive (1) an amount equal to twelve (12) months of Executive’s then-current Base Salary, payable in the form of salary continuation in regular installments over the twelve (12)-month period commencing on the date of termination in accordance with the Company’s normal payroll practices provided that the first such installment shall be paid on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable and shall include in a lump sum all amounts that were otherwise payable to Executive from the date of termination through the date of such first payment; (2) an amount equal to the Annual Bonus for the year of termination of employment, payable in a single lump sum cash payment on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable; and (3) if Executive elects continuation of Executive’s medical and dental coverage under COBRA, Executive’s coverage and participation under the Company Group’s medical and dental benefit plans in which Executive was participating immediately prior to termination of employment pursuant to this Section 5(d)(i) (collectively, the “Medical and Dental Benefits”) shall continue at the same cost to Executive as the cost for the Medical and Dental Benefits immediately prior to such termination until the earlier of (i) the twelve (12)-month anniversary of the date of termination or (ii) the date on which Executive becomes eligible for medical and/or dental coverage from Executive’s subsequent employer (it being understood such continuation of coverage may be made by paying Executive a series of monthly installment payments sufficient, after payment of federal and local income taxes, to pay Executive’s applicable monthly COBRA premium). Executive may choose to continue Medical and Dental Benefits under COBRA at Executive’s own expense for the balance, if any, of the period required by law.

Following such termination of employment without Cause by the Company or a resignation by Executive for Good Reason, except as set forth in this Section 5(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) For purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s consent): (A) a 15% or greater decrease in Executive’s Base Salary or Annual Bonus; (B) a material diminution of the title, responsibilities or authority of Executive; (C) any member of the Company Group’s requiring Executive to be based at any office or location that is inconsistent with the terms of this Agreement or other understanding with the Company, so long as Executive’s actual work location(s) are reasonably appropriate (after reasonably taking into account Executive’s past practice as an employee of the Company prior to the Effective Date), given Executive’s duties and responsibilities and the needs of the Company Group; or (D) a material breach by the Company of this Agreement; provided that no event or condition described in clauses (A)-(D) above will constitute Good Reason unless (x) Executive gives the Board written notice of such event or condition giving rise to Good Reason within thirty (30) days after Executive first learns of such event or condition, (y) the Company fails to cure such event or condition within thirty (30) days after receipt of such notice and (z) Executive resigns from employment within thirty (30) days following the expiration of such cure period.

(e) Release. Amounts payable to Executive under Section 5(c)(ii)(C) and Section 5(d)(i)(C) (collectively, the “Conditioned Benefits”) are subject to (A) Executive’s or Executive’s estate, survivors or beneficiaries (as the case may be) execution and non-revocation of the Release and (B) the expiration of any revocation period contained in such Release, in each case within sixty (60) days following the date of termination. Further, to the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the sixty (60)-day period following the date of termination begins in one calendar year and ends in a second calendar year, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day (regardless of when the Release is delivered), after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable provision set forth herein.

(f) Survivability. The provisions of Section 5, Section 6, Section 7, Section 8 and Section 9 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(g) Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to this Section 5 shall be communicated by a written Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of Executive’s employment for any reason, at the request of the Company, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof), and the Board or comparable governing bodies (and any committees thereof) of any other Company Group member.

6. Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and further acknowledges and recognizes that Executive has received, and will receive, Confidential Information (as defined below) and trade secrets of the Company Group, and accordingly agrees as follows:

(a) Non-Competition.

(i) For a period of twelve (12) months after Executive’s termination of employment with the Company Group (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company Group the business of any then current or prospective client or customer of the Company in a Competing Business with whom Executive had personal contact or dealings on behalf of the Company during the twelve (12)-month period preceding Executive’s termination of employment.

(ii) During the Restricted Period, Executive will not directly or indirectly:

(A) actively engage in any business activities involving any lithium-based battery or storage system for any commercial use (a “Competing Business”), individually or through an entity, as an employee, director, officer, owner, investor, partner, member, consultant, contractor, agent, joint venture, or otherwise, in any geographical area where any member of the Company Group engages in such Competing Business;

(B) acquire a financial interest in, or otherwise become actively involved with, any Competing Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(C) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the members of the Company Group and any of their clients, customers, suppliers, partners, members or investors in a Competing Business.

(iii) During the Restricted Period, Executive will not, directly or indirectly, circumvent or compete with Company Group by pursuing, acquiring, marketing, financing, leasing, developing, assigning, farming out, selling, or otherwise exploiting the [Prospect] or the AMI opportunity, lease, lessor relationship, investor relationship, operator relationship, technical data, mineral title research, or other opportunity made available through the Company’s dealings with Executive or Cynergy Advisors LLC (“Cynergy”), except by acting through the Company Group or with the Board’s prior written consent thereof. Any interest acquired in violation of this Section shall be deemed held for the benefit of the Company.

(iv) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, as principal, investment manager or otherwise, own or advise as to ownership, solely as an investment, securities of a Competing Business which is publicly traded on a national or regional stock exchange or on the over-the-counter-market if Executive does not, directly or indirectly, own 5% or more of the outstanding capital stock of such Person.

(b) Employee Non-Solicitation. During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf or in conjunction with any Person, directly or indirectly:

(i) solicit or encourage any employee of the Company Group in a Competing Business to leave the employment of the Company Group;

(ii) hire or solicit for employment any employee who was employed by the Company Group in a Competing Business as of the date of Executive’s termination of employment with the Company Group for any reason or who left the employment of the Company Group coincident with, or within one (1) year prior to, the date of Executive’s termination of employment with the Company Group for any reason; provided that this subclause (ii) shall not prohibit Executive from making a general employment advertisement which does not directly target any employee of the Company Group so long as no such employees are hired after responding to such general employment advertising; or

(iii) encourage any material consultant of the Company Group in a Competing Business to cease working with the Company Group.

(c) Excluded Activities. Notwithstanding anything to the contrary in this Section 6, the Company acknowledges that Executive serves as a principal of Cynergy and, in Executive’s role as such, oversees investments in entities that may be competitive with the Company in geographies outside of the AMI. Nothing in this Section 6 shall restrict Executive’s activities with Cynergy; provided, however, that neither Executive nor Cynergy (nor any representative, affiliate, or agent of Cynergy) shall, directly or indirectly, pursue, acquire, market, finance, lease, develop, assign, farm out, sell, or otherwise exploit the [Prospect], the AMI opportunity, or any other opportunity restricted under Section 6(a)(iii).

(d) Non-Disparagement. During Executive’s employment and following termination of employment for any reason (i) Executive agrees not to make, or direct any other Person to make, any Disparaging Statement (as defined below) about the Company Group (or any of their respective officers or directors) (it being understood that comments made in Executive’s good faith performance of Executive’s duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement), and (ii) the Company shall instruct the members of the Board not to make, or direct any other Person to make, any Disparaging Statement about Executive. In addition, following the termination of Executive’s employment with the Company Group for any reason, the Company shall instruct the members of the Company Group’s management team and any other individual who is authorized to make any public statement on behalf of the Company Group not to make, or direct any other Person to make, any Disparaging Statement about Executive. For purposes of this Agreement, a “Disparaging Statement” shall mean any communication that is intended to defame or disparage, or has the effect of defaming or disparaging.

(e) Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable and necessary to protect the Company’s legitimate business interests and to be in consideration of Executive’s significant equity interests in the Company and the Company’s grant of equity interests to Executive, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f) Extension of Restricted Period. The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

7. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company), (x) retain; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside any Company Group member (other than (A) Executive’s professional advisers who are bound by confidentiality obligations, (B) in performance of Executive’s duties under Executive’s employment pursuant to customary industry practice, (C) in connection with any litigation proceedings for enforcement by Executive of Executive’s rights under this Agreement and (D) to Executive’s representatives who have a need to know such information for tax or financial reporting reasons), any non-public, proprietary or confidential information (in any form or medium, including text, digital or electronic) including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals (in any form or medium, tangible or intangible) concerning the past, current or future business, activities and operations of any Company Group member and/or any third party that has disclosed or provided any of same to any Company Group member on a confidential basis (collectively, “Confidential Information”) without the prior written authorization of the Board. Executive will not at any time (whether during or after Executive’s employment with the Company Group) use any Confidential Information for the benefit, purposes or account of Executive or any other Person, other than in the performance of Executive’s duties under this Agreement.

(ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (B) made available to Executive by a third party without breach of any confidentiality or other wrongful act of which Executive has knowledge; (C) known to or in the possession of Executive or Cynergy prior to the Company developing or coming into possession of such information; or (D) required by law to be disclosed; provided that with respect to subsection (D) Executive shall (to the extent legally permissible and reasonably practicable) give prompt written notice to the Company of such requirement, disclose no more information than is required, and reasonably cooperate with any attempts by any Company Group member to obtain a protective order or similar treatment; or (E) permitted to be disclosed pursuant to any organizational document of the Company Group.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, spouse equivalent, children, parents, spouse’s parents and spouse equivalent’s parents) and advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Section 6 and Section 7 of this Agreement and, may disclose the existence or contents of this Agreement in connection with any litigation proceedings for enforcement by Executive of Executive’s rights under this Agreement (provided that, in connection with any such litigation or proceedings not involving the Company Group or any of their Affiliates, Executive shall (to the extent legally permissible and reasonably practicable) disclose no more information than is required). This Section 7(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall, upon the Company’s request, promptly destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and nothing herein shall require Executive to destroy any computer records or files containing Confidential Information which Executive required to maintain pursuant to applicable law or in connection with any litigation proceedings for enforcement by Executive of Executive’s rights under this Agreement; provided that the provisions of this Agreement will continue to apply to such Confidential Information.

(v) Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with the U.S. federal, state or local governmental or law enforcement branch, agency or entity (or similar bodies of relevant foreign jurisdictions) (collectively, a “Governmental Entity”) with respect to possible violations of any applicable law or regulation, or from otherwise making disclosures to any Governmental Entity that are protected under the whistleblower provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law, and nothing shall preclude Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower program. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure.

(vi) Pursuant to the Defend Trade Secrets Act of 2016, the Company and Executive hereby confirm, understand and acknowledge that Executive shall not be held criminally or civilly liable under any applicable federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company and Executive hereby confirm, understand and acknowledge further that if Executive files a lawsuit for retaliation by an employee or for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Moreover, Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Except as required by applicable law, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company, without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(b) Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, concepts, intellectual property, materials, trademarks or similar rights, documents or other work product (including without limitation, research, reports, software, algorithms, techniques, databases, systems, applications, presentations, textual works, content, improvements, or audiovisual materials), whether or not patentable or registrable under patent, trademark, copyright or similar laws (collectively, “Works”), either alone or with third parties, at any time during Executive’s employment by the Company Group members and within the scope of such employment and/or with the use of any resources of any Company Group member or their respective Affiliates, such Works shall be “Company Group Works” (it being understood that, notwithstanding anything herein to the contrary, in no event shall Executive’s name, likeness, image or any other rights of publicity be considered Company Group Works). Executive agrees that all such Company Group Works shall, as between the parties hereto, be the sole and exclusive property and intellectual property of the Company. Notwithstanding the foregoing, Executive hereby irrevocably assigns, transfers and conveys (and agrees to so assign, transfer and convey), to the maximum extent permitted by applicable law, all of Executive’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company Group members to the extent ownership of any such rights does not vest originally in such Company Group members whether as a “work made for hire” or by virtue of the prior sentence. If Executive creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Group Works such records will remain, as between the parties hereto, the sole property and intellectual property of the Company Group at all times. For clarity, any activities (A) using Executive’s name, likeness, image or any other rights of publicity, to the extent such activities would not otherwise be prohibited by Section 6 of the Agreement and are outside of the ordinary course of business of the Company Group, as such business exists now or at any time in the future, or (B) that are otherwise approved by the Board (which approval shall not be unreasonably withheld, conditioned or delayed) shall not be considered within the scope of Executive’s employment for the purposes of this Section 7.

(ii) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the expense of any Company Group member (but without further remuneration) to assist the applicable Company Group member or its affiliates in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group members’ rights in the Company Group Works. Executive hereby designates and appoints the Company and its designees as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead solely to the extent necessary to execute and file such documents and solely to the extent Executive is unable or unwilling to do so. This power of attorney is coupled with an interest and is irrevocable. Executive shall not knowingly take any actions inconsistent with the Company’s ownership rights set forth in this Section 7, including by filing to register any Company Group Works in Executive’s own name.

(iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any Company Group member or their respective Affiliates any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company Group that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(iv) Executive has listed on the attached Exhibit III Works that are owned by Executive, in whole or jointly with others prior to Executive’s employment with the Company (such Works, together with any other Works owned by Executive in whole or jointly with others prior to Executive’s employment with the Company Group, collectively, “Prior Works”). Executive shall not use any Prior Work in connection with Executive’s employment with the Company Group without prior written consent of the Company. If, in connection with Executive’s employment with the Company, Executive incorporates into any Company product, service or process any Prior Work (or any portion of a Prior Work), in any manner whatsoever, Executive grants the Company a non-exclusive, perpetual (or the maximum time period allowed by applicable law), sub-licensable, assignable, royalty-free right and worldwide license to use, modify, reproduce, reduce to practice, market, distribute, communicate and/or sell such Prior Work or portion of such Prior Work solely to the extent necessary for the Company to exploit such Company product, service or process. The Company, on behalf of itself and the other members of the Company Group, agrees that any and all Prior Works shall, as between the parties hereto, be and remain the sole and exclusive property and intellectual property of Executive. For the avoidance of doubt, notwithstanding anything herein to the contrary, in no event shall any Prior Works (or any portion thereof) be considered “Confidential Information” under this Agreement.

8. Specific Performance. Executive acknowledges and agrees that the remedies of the Company Group at law for a breach or threatened breach of any of the provisions of Section 6 and Section 7 of this Agreement would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a material breach, in addition to any remedies at law, any member of the Company Group, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by this Agreement, and may be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Any determination as to whether Executive is in compliance with Section 6 and Section 7 hereof shall be determined without regard to whether the Company Group could obtain an injunction or other equitable relief under the law of any particular jurisdiction.

9. Miscellaneous.

(a) Indemnification; Directors’ and Officers’ Insurance. The Company shall indemnify and hold Executive harmless from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by Executive from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”), which may be imposed on, incurred by or asserted at any time against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of any Company Group member, or Executive’s service in any such capacity or similar capacity with an affiliate of the Company Group or other entity at the request of the Company Group; provided that Executive shall not be entitled to indemnification hereunder against any Claims or Expenses that are finally determined by a court of competent jurisdiction to have resulted from any act or omission that (i) is a criminal act by Executive or (ii) constitutes fraud or willful misconduct by Executive. Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; and (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought. Executive shall have the right to approve defense counsel selected by the Company, such approval not to be unreasonably withheld. No settlement of any claim shall be made without Executive’s prior written consent if such settlement would impose any liability or obligation on Executive or would not include an unconditional release of Executive. The Company shall maintain directors’ and officers’ liability insurance providing coverage to Executive on terms and in amounts no less favorable than the coverage provided to other directors and officers of the Company. The Company shall not materially reduce or cancel such coverage without providing Executive at least thirty (30) days’ prior written notice. The Company shall maintain a tail policy for a period of not less than four (4) years following Executive’s termination of employment.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof that would direct the application of the law of any other jurisdiction.

(c) Jurisdiction; Venue. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in the State of Texas over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the federal or state courts of Bexar County, Texas. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9(i).

(d) Entire Agreement; Amendments. This Agreement (including, without limitation, the exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by any member of the Company Group, and supersedes all prior agreements and understandings between Executive and any member of the Company Group regarding the terms and conditions of Executive’s employment with the Company Group, with the exception of any applicable prior invention assignment or the protections that exist under the terms of any applicable long term incentive plan (or any earned compensation, including under any retirement or deferred compensation plans), the Company’s 2021 Incentive Stock Plan and any other equity, option or warrant plan entered into between the Company and Executive. In addition, if the Company Group is a party to one or more agreements with Executive related to the matters subject to Section 6 and Section 7, such other agreement(s) shall remain in full force and effect and continue in addition to this Agreement, including, without limitation, any covenants pertaining to confidentiality, nondisclosure, non-competition, non-solicitation and non-disparagement applicable to Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(g) Assignment. This Agreement and all of Executive’s rights and duties hereunder shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall automatically be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to all or substantially all of the then-business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Successor.

(h) Compliance with Code Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance issued thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(iii) Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (A) six (6) months and one (1) day after such separation from service and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(h) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

(iv) Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year that follows the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(v) For purposes of Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Expion Energy, Inc.
2025 SW Deerhound Ave.
Redmond, OR 97756
Attention: Chief Executive Officer

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that Executive is not subject to any agreement with a previous employer that is unaffiliated with the Company Group that contains any restrictions on Executive’s ability to solicit, hire or engage any employee or other service provider of such previous, unaffiliated employer that would restrict the ability of Executive to perform Executive’s duties hereunder. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements.

(k) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Any amounts so withheld shall be properly paid over to the appropriate government authority.

(l) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(m) Legal Advice and Tax Consulting Fee Reimbursement. The Company will reimburse reasonable and documented legal and tax consulting fees up to ten thousand dollars ($15,000.00) for the review and negotiation of this Agreement and associated documentation, including any equity awards. Any such reimbursement will be made following Executive’s timely presentation of appropriate documentation itemizing such expenses in reasonable detail. Any reimbursements will be made within thirty (30) days of such substantiation.

(n) Parachute Payments; Best Net. Anything in this Agreement to the contrary notwithstanding, if any payments or benefits provided to Executive under this Agreement or otherwise would be subject to the excise tax imposed by Code Section 4999, the payments and benefits shall be reduced (but not below zero) to the extent necessary so that no portion is subject to the excise tax, but only if the net after-tax amount Executive would receive after such reduction exceeds the net after-tax amount Executive would receive without the reduction (after payment of the excise tax).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties herein have duly executed this Agreement as of the day and year first above written.

EXPION ENERGY, INC.

By:
Name: Shawna Bowin
Title: Chief Financial Officer

EXECUTIVE

Kevin Sellers

Exhibit I

PERQUISITES
[***]

Exhibit II

EXCLUDED ACTIVITIES

[***]

Exhibit III

PRIOR WORKS

[***]

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